PSB Holdings, Inc. News Release


October 17, 2005

For immediate release

Contact:  Robert G. Cocks, Jr., President and CEO 860-928-6501

                          Putnam Savings Bank Acquires
                          Three People's Bank Branches

PUTNAM, CONNECTICUT: -- October 17, 2005 - PSB Holdings, Inc. (NASDAQ: PSBH), parent company of Putnam Savings Bank, today announced that, on October 14, 2005, Putnam Savings Bank completed its acquisition of three branch offices and related deposits from People's Bank, headquartered in Bridgeport, Connecticut. As part of its overall branch expansion strategy, Putnam Savings Bank acquired the People's branch offices located in Plainfield (Windham County), Griswold and Ledyard (Gales Ferry) (both of which are located in New London County). As of September 24, 2005, the deposits being sold totaled $64.1 million, representing a 29% increase in Putnam Savings Bank's deposit base.

"We are very excited about the acquisition of these new branches," said Robert
G. Cocks, Jr., President and Chief Executive Officer of PSB Holdings, Inc. "These branches are a natural extension of our market area, and are an excellent fit for us. They enable us to strengthen our existing position in Windham County and expand our branch network into New London County, accelerating our de novo branching strategy by a number of years. We relish the opportunity to serve these new customers and to welcome them into the Putnam Savings family."

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. As of June 30, 2005 Putnam Savings Bank had approximately $338 million in assets and approximately $218 million in deposits. The Bank offers a wide range of financial services through its seven offices. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank's web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are "forward-looking statement" as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically declaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.